Exhibit 99.1
For Immediate Release
FIRST NBC BANK HOLDING COMPANY ANNOUNCES 2015 THIRD QUARTER RESULTS
NEW ORLEANS, LA (November 2, 2015) – First NBC Bank Holding Company (NASDAQ: FNBC), the holding company for First NBC Bank (“Company”), today announced financial results for the third quarter of 2015. For the quarter ended September 30, 2015, the Company reported net income available to common shareholders of $17.7 million, or $0.95 per share, as compared to $16.8 million, or $0.90 per share, for the second quarter of 2015 and $14.0 million, or $0.75 per share, for the third quarter of 2014.
The Company’s earnings per share on a diluted basis were $0.92, $0.88, and $0.73 per diluted share, for the third quarter of 2015, second quarter of 2015, and third quarter of 2014, respectively. This represents an increase of $0.04 per diluted share, or 4.5%, over the second quarter of 2015, and an increase of $0.19 per diluted share, or 26.0%, over the third quarter of 2014.
Performance Highlights

•	The Company had total assets of $4.3 billion at September 30, 2015, an increase of 15.8% from December 31, 2014.

•	Total loans increased $344.6 million, or 12.4%, from December 31, 2014.

•	Total deposits increased $496.1 million, or 15.9%, from December 31, 2014.

•	The Company's investment in tax credit entities increased $30.7 million, or 21.8%, from December 31, 2014, primarily from increased investment in Federal Historic Rehabilitation tax credit projects.

•	Net interest income increased $2.7 million, or 10.3%, from the linked quarter of 2015, and increased $1.0 million, or 3.7%, from the third quarter of 2014.

•
The Company recorded a gain of $1.5 million in other noninterest income from the sale of a portion of its ownership interest in a certain Federal Historic Rehabilitation tax credit project. The Company retained the Federal Historic Rehabilitation tax credits generated by the project as these were not subject to recapture.

Loans
The Company’s loans totaled $3.1 billion at September 30, 2015, an increase of $185.5 million, or 6.3%, from June 30, 2015, and an increase of $344.6 million, or 12.4%, from December 31, 2014. Loan growth continues to be driven primarily by increases in construction and commercial loans. The increase in the Company's construction loan portfolio of 18.5% from June 30, 2015 and 40.8% from December 31, 2014 was due primarily to the funding of construction loans related to hotels, residential real estate development, and federal tax credit related projects.
The increase in the Company's commercial loan portfolio of 7.3% from June 30, 2015 and 13.2% from December 31, 2014 was due in part to increases in all segments of the portfolio. The Company does have exposure to the oil and gas industry in its commercial loan portfolio. At September 30, 2015, the Company's direct oil and gas commercial loan portfolio was approximately $142.5 million, or 4.6%, of its total loan portfolio, with an additional $5.7 million in outstanding loan commitments. Of this amount, the Company's exposure to exploration and production in its oil and gas portfolio was approximately $74.2 million with outstanding commitments of $3.0 million. The Company also has exposure to indirect oil and gas loans in its portfolio of $93.8 million with outstanding commitments of $5.3 million. The Company is actively monitoring both its direct and indirect oil and gas related credits.
The following table sets forth the composition of the Company’s loan portfolio as of the dates indicated:

(In thousands)	September 30, 2015	June 30, 2015	% Change	December 31, 2014	% Change
Construction	$461,459	$389,552	18.5%	$327,677	40.8%
Commercial real estate	1,313,173	1,287,105	2.0	1,264,371	3.9
Consumer real estate	156,498	149,273	4.8	132,950	17.7
Commercial and industrial	1,166,889	1,087,224	7.3	1,030,629	13.2
Consumer	20,835	20,159	3.4	18,637	11.8
Total loans	$3,118,854	$2,933,313	6.3%	$2,774,264	12.4%

Asset Quality
Nonperforming assets totaled $43.9 million at September 30, 2015, an increase of $2.5 million from June 30, 2015 and an increase of $15.2 million from December 31, 2014. During the third quarter of 2015, total nonperforming loans increased $2.3 million, and other real estate owned increased $0.1 million. Nonperforming assets as a percent of total loans, other real estate owned and other assets owned was 1.40% at September 30, 2015, down 1 basis point from June 30, 2015 and up 37 basis points from December 31, 2014.
The allowance for loan losses totaled $53.1 million at September 30, 2015, an increase of $2.7 million from June 30, 2015, and $10.7 million from December 31, 2014. The increase in the allowance for loan losses compared to the linked quarter of 2015 was attributable to a $3.0 million provision for loan loss, partially offset by $0.3 million in net charge-offs during the third quarter of 2015. The ratio of allowance for loan losses to period-end loans was 1.70% at September 30, 2015, compared to 1.72% at June 30, 2015 and 1.53% at December 31, 2014.
Deposits
Total deposits at September 30, 2015 were $3.6 billion, an increase of $220.2 million, or 6.5%, from June 30, 2015 and an increase of $496.1 million, or 15.9%, from December 31, 2014. Total deposits increased compared to the linked quarter due to an increase in NOW accounts primarily from a new public funds relationship during the third quarter of 2015. The growth in the Company's deposits of 15.9% from December 31, 2014 is due primarily to organic deposit growth of 14.1% across all deposit categories and 1.8% from assumption of deposit liabilities from the Crestview bank transaction in the first quarter of 2015. The Company's tiered pricing strategy continues to be the catalyst for the Company's continued deposit growth.
The following table sets forth the composition of the Company’s deposits as of the dates indicated:

(In thousands)	September 30, 2015	June 30, 2015	% Change	December 31, 2014	% Change
Noninterest-bearing	$416,405	$390,001	6.8%	$364,534	14.2%
NOW accounts	691,261	586,596	17.8	476,825	45.0
Money market accounts	1,175,184	1,118,679	5.1	1,055,505	11.3
Savings deposits	57,079	55,982	2.0	49,634	15.0
Certificates of deposit	1,276,989	1,245,487	2.5	1,174,352	8.7
Total deposits	$3,616,918	$3,396,745	6.5%	$3,120,850	15.9%
Net Interest Income
Net interest income for the third quarter ended September 30, 2015 totaled $28.8 million, an increase of $2.7 million, or 10.3%, from the second quarter of 2015, and an increase of $1.0 million, or 3.7%, from the third quarter of 2014. The increase in net interest income compared to the linked quarter was due primarily to the increase in interest income on loans of $3.6 million offset by an increase in interest expense of $0.8 million. The Company’s net interest margin was 3.04% for the quarter ended September 30, 2015, 18 basis points higher than the second quarter of 2015 and 33 basis points lower than the third quarter of 2014. The increase in the average yield on loans of 33 basis points compared to the linked quarter is due primarily to an increase in the average loan balance of $60.6 million, specifically, average commercial loans, which were at higher rates compared to the linked quarter. The decrease of 13 basis points compared to the same period of 2014 is due to the composition of the Company's loan portfolio which has been more heavily weighted to variable rate loans than fixed rate loans and the timing of the execution of Prime rate hedges to mitigate this shift compared to the third quarter of 2014. As the Company's loan portfolio continues to grow at a double digit pace, the Company has had to increase the notional amount of its Prime rate cash flow hedges. The Company currently has $325.0 million in notional amount of Prime rate swaps compared to $250.0 million in notional amount during the third quarter of 2014, an increase of $75.0 million in notional amounts. These Prime rate hedges are designed to mitigate the shift in the Company's loan portfolio to a more evenly balanced portfolio. The Company issued subordinated debentures during the first quarter of 2015 due to the favorable rates in the market and as a good source of capital to continue its growth. Until the funds from the subordinated debenture offering are fully deployed in future periods, they will continue to be a drag on the net interest margin. Excluding the impact of the subordinated debt issuance, the Company's net interest margin for the third quarter of 2015 would have been 3.09%, compared to 2.91% in the linked quarter of 2015. The Company did invest the excess funds in higher rate accounts during the second quarter of 2015 which increased the average yield by 1 basis point compared to the linked quarter and 8 basis points compared to the third quarter of 2014. Average interest-earning assets increased $100.4 million over the second quarter of 2015 and $489.8 million over the third quarter of 2014. The cost of interest-bearing deposits increased 1 basis point compared to the second quarter of 2015 due to an increase in average NOW deposits in the higher balance tiers and decreased 9 basis points over the third quarter of 2014 due to the tiered pricing on all of its deposit products (including certificates of deposit).

The following tables set forth the Company’s average volume and rates on its interest-earning assets and interest-bearing liabilities for the periods indicated:

	For the Three Months Ended
	September 30, 2015		June 30, 2015		September 30, 2014
(In thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Short-term investments	$187,282	0.28%	$140,189	0.27%	$12,804	0.20%
Investment in short-term receivables	223,728	2.54%	229,804	2.64%	233,044	2.85%
Investment securities	337,805	2.58%	339,041	2.62%	367,135	2.51%
Loans	3,007,096	5.05%	2,946,483	4.72%	2,653,083	5.18%

Total interest-earning assets	$3,755,911	4.44%	$3,655,517	4.23%	$3,266,066	4.70%

Interest-bearing liabilities:
Savings	$54,512	0.64%	$55,475	0.63%	$51,360	0.75%
Money market deposits	1,143,464	1.21%	1,114,547	1.20%	909,405	1.35%
NOW accounts	669,915	1.08%	568,084	1.03%	485,143	1.17%
Certificates of deposit	1,040,785	1.83%	1,002,521	1.82%	979,988	1.81%
CDARS®	227,315	2.23%	221,870	2.24%	211,028	2.20%

Total interest-bearing deposits	$3,135,991	1.45%	$2,962,497	1.44%	$2,636,924	1.54%

Fed funds purchased and repurchase agreements	108,205	1.40%	118,935	1.40%	110,594	1.42%
Borrowings	103,392	5.26%	103,392	5.14%	61,143	1.58%

Total interest-bearing liabilities	$3,347,588	1.57%	$3,184,824	1.56%	$2,808,661	1.54%

Net interest spread		2.87%		2.67%		3.16%
Net interest margin		3.04%		2.86%		3.37%

	For the Nine Months Ended
	September 30, 2015		September 30, 2014
(In thousands)	Average Balance	Average Yield/Rate	Average Balance	Average Yield/Rate
Interest-earning assets:
Short-term investments	$145,835	0.26%	$32,056	0.20%
Investment in short-term receivables	229,037	2.71%	227,924	2.79%
Investment securities	340,632	2.56%	370,000	2.55%
Loans	2,933,935	4.93%	2,535,956	5.23%

Total interest-earning assets	$3,649,439	4.38%	$3,165,936	4.69%

Interest-bearing liabilities:
Savings	$54,452	0.63%	$53,091	0.80%
Money market deposits	1,117,171	1.21%	809,025	1.37%
NOW accounts	589,705	1.04%	505,247	1.14%
Certificates of deposit	1,006,763	1.82%	1,009,622	1.82%
CDARS®	222,941	2.24%	197,553	2.19%

Total interest-bearing deposits	$2,991,032	1.45%	$2,574,538	1.55%

Fed funds purchased and repurchase agreements	116,278	1.41%	100,776	1.48%
Borrowings	92,550	5.07%	58,345	1.90%

Total interest-bearing liabilities	$3,199,860	1.55%	$2,733,659	1.56%

Net interest spread		2.83%		3.13%
Net interest margin		3.02%		3.34%

Noninterest Income
Noninterest income for the third quarter of 2015 totaled $3.1 million, a decrease of $0.4 million, or 11.5%, compared to the linked quarter, and an increase of $0.1 million, or 3.8%, compared to the third quarter of 2014. The decrease in noninterest income for the linked quarter was due primarily to decreases in state tax credits earned of $0.2 million and loss on the sale on other assets of $0.2 million from the sale of an acquired branch.
The increase in noninterest income for the third quarter of 2015 compared to the third quarter of 2014 resulted primarily from an increase of $0.9 million in other noninterest income primarily from the $1.5 million gain from the sale of a portion of the Company's ownership interest in a certain Federal Rehabilitation Historic tax credit project and $0.4 million in rental income from its real estate subsidiary offset by a decrease in other noninterest income primarily due to a decrease of $0.9 million from the realized loss on a SBIC investment. The increase in noninterest income was offset by decreases of $0.5 million from the gain on sale of loans related to the guaranteed portion of SBA/USDA loans sold in the third quarter of 2014, $0.2 million from the loss on sale of other assets from the sale of an acquired branch, and $0.1 million in state tax credits earned.
Noninterest Expense
Noninterest expense for the three month period ended September 30, 2015 totaled $26.0 million, an increase of $2.9 million, or 12.4%, compared to the linked quarter, and an increase of $5.9 million, or 29.5%, compared to the same three month period of 2014. The increase over the linked quarter was due primarily to increases in impairment of investment in tax credit entities of $3.5 million, occupancy and equipment expenses of $0.4 million, and professional fees of $0.3 million, offset by decreases in salaries and employee benefits of $0.6 million due primarily to the increase in deferred salary expenses associated with the growth in new loan originations, taxes, licenses and FDIC assessments of $0.2 million, and other noninterest expense of $0.6 million due primarily to expenses related to the Company's real estate subsidiary.

The increase over the prior year three month period was due to increases in all components of noninterest expense due to the organic growth of the Company, its increased investment in federal tax credit programs, as well as the Crestview bank transaction in the first quarter of 2015.
Taxes
The Company’s tax benefit for the quarter ended September 30, 2015 was $14.8 million, an increase of $1.4 million compared to the second quarter of 2015, and $8.2 million compared to the third quarter of 2014. The increase continues to be driven by the Company's increased investment in projects that generate Federal Historic Rehabilitation tax credits.
The Company expects to experience an effective tax rate below the statutory rate of 35% due primarily to its receipt of Federal New Markets Tax Credits, Low-Income Housing Tax Credits and Federal Historic Rehabilitation Tax Credits.
Shareholders’ Equity
Shareholders’ equity totaled $486.2 million at September 30, 2015, an increase of $49.8 million from year-end 2014. The increase was primarily attributable to the Company's earnings over the period.

About First NBC Bank Holding Company
First NBC Bank Holding Company, headquartered in New Orleans, Louisiana, offers a broad range of financial services through its wholly-owned banking subsidiary, First NBC Bank, a Louisiana state non-member bank. The Company’s primary markets are the New Orleans metropolitan area, Mississippi Gulf Coast, and the Florida panhandle. The Company operates 35 full service banking offices located throughout its markets, along with a loan production office in Gulfport, Mississippi, and had 525 employees at September 30, 2015.

Non-GAAP Financial Measures

This press release contains financial information determined by methods other than in accordance with generally accepted accounting principles in the United States of America, or GAAP. These measures typically adjust GAAP performance measures to adjust income available to common shareholders for certain significant activities or transactions that are infrequent in nature.   Management believes these non-GAAP financial measures provide information useful to investors in understanding the Company’s financial results, and the Company believes that its presentation, together with the accompanying reconciliations, provide a more complete understanding of factors and trends affecting the Company’s business and allow investors to view performance in a manner similar to management, the entire financial services sector, bank stock analysts and bank regulators.  These non-GAAP measures should not be considered a substitute for GAAP basis measures and results, and the Company strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names. A reconciliation of the non-GAAP financial measures disclosed in this press release to the comparable GAAP financial measures is included at the end of the financial statement tables.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to, among other things, future events and financial performance. The Company generally identifies forward-looking statements by terminology such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “could,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” or the negative version of those words or other comparable words. Any forward-looking statements contained in this press release are based on the historical performance of the Company and its subsidiaries or on the Company’s current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company that the future plans, estimates or expectations by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties and assumptions relating to the Company’s operations, financial results, financial condition, business prospects, growth strategy and liquidity. If one or more of these or other risks or uncertainties materialize, or if the Company’s underlying assumptions prove to be incorrect, the Company’s actual results may vary materially from those indicated in these statements. These factors should not be construed as exhaustive. The Company does not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. A number of important factors could cause actual results to differ materially from those indicated by the forward-looking statements. Information on these factors can be found in the Company’s Annual Report on Form 10-K, for the year ended December 31, 2014, and other reports and statements the Company has filed with Securities and Exchange Commission ("SEC"), which are available at the SEC’s website (www.sec.gov).

For further information contact:
First NBC Bank Holding Company
Ashton J. Ryan, Jr.
President and Chief Executive Officer
(504) 671-3801
aryanjr@firstnbcbank.com

FIRST NBC BANK HOLDING COMPANY
CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	September 30, 2015	December 31, 2014
Assets
Cash and due from banks	$33,759	$32,484
Short-term investments	179,526	18,404
Investment in short-term receivables	182,945	237,135
Investment securities available for sale, at fair value	273,702	247,647
Investment securities held to maturity	83,319	89,076
Mortgage loans held for sale	2,647	1,622
Loans, net of allowance for loan losses of $53,076 and $42,336, respectively	3,065,778	2,731,928
Bank premises and equipment, net	58,549	52,881
Accrued interest receivable	11,919	11,451
Goodwill and other intangible assets	8,942	7,831
Investment in real estate properties	51,727	12,771
Investment in tax credit entities	171,609	140,913
Cash surrender value of bank-owned life insurance	48,342	47,289
Other real estate	4,575	5,549
Deferred tax asset	127,855	83,461
Other assets	39,852	30,175
Total assets	$4,345,046	$3,750,617
Liabilities and equity
Deposits:
Noninterest-bearing	$416,405	$364,534
Interest-bearing	3,200,513	2,756,316
Total deposits	3,616,918	3,120,850
Repurchase agreements	93,775	117,991
Long-term borrowings	103,392	40,000
Accrued interest payable	7,503	6,650
Other liabilities	37,267	28,752
Total liabilities	3,858,855	3,314,243
Shareholders’ equity:
Preferred stock
Convertible preferred stock Series C – no par value; 1,680,219 shares authorized; No shares outstanding at September 30, 2015 and 364,983 shares issued and outstanding at December 31, 2014	—	4,471
Preferred stock Series D – no par value; 37,935 shares authorized, issued and outstanding at September 30, 2015 and December 31, 2014	37,935	37,935
Common stock- par value $1 per share; 100,000,000 shares authorized; 19,068,301 shares issued and outstanding at September 30, 2015 and 18,576,488 shares issued and outstanding at December 31, 2014	19,068	18,576
Additional paid-in capital	242,376	239,528
Accumulated earnings	206,353	155,599
Accumulated other comprehensive loss, net	(19,543)	(19,737)
Total shareholders’ equity	486,189	436,372
Noncontrolling interest	2	2
Total equity	486,191	436,374
Total liabilities and equity	$4,345,046	$3,750,617

FIRST NBC BANK HOLDING COMPANY
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2015	2014	2015	2014
Interest income:
Loans, including fees	$38,270	$34,664	$108,203	$99,160
Investment securities	2,193	2,323	6,512	7,053
Investment in short-term receivables	1,434	1,675	4,638	4,761
Short-term investments	130	6	288	48
	42,027	38,668	119,641	111,022
Interest expense:
Deposits	11,476	10,268	32,382	29,921
Borrowings and securities sold under repurchase agreements	1,752	640	4,732	1,943
	13,228	10,908	37,114	31,864
Net interest income	28,799	27,760	82,527	79,158
Provision for loan losses	3,000	3,000	11,600	9,000
Net interest income after provision for loan losses	25,799	24,760	70,927	70,158
Noninterest income:
Service charges on deposit accounts	596	548	1,740	1,605
Investment securities gain (loss), net	—	79	(50)	135
Gain (loss) on assets sold, net	(273)	(76)	(262)	63
Gain on sale of loans, net	31	579	147	649
Cash surrender value income on bank-owned life insurance	349	352	1,054	748
State tax credits earned	495	597	1,682	2,358
Community Development Entity fees earned	183	109	439	984
ATM fee income	529	490	1,553	1,468
Other	1,238	356	2,912	1,316
	3,148	3,034	9,215	9,326
Noninterest expense:
Salaries and employee benefits	7,122	6,456	21,718	17,795
Occupancy and equipment expenses	3,377	2,737	9,314	8,005
Professional fees	2,002	1,628	5,844	5,038
Taxes, licenses and FDIC assessments	1,536	1,240	4,468	3,782
Impairment of investment in tax credit entities	6,160	3,974	13,659	10,178
Write-down of foreclosed assets	29	1	129	187
Data processing	1,554	1,207	4,557	3,446
Advertising and marketing	727	685	2,418	1,819
Other	3,451	2,119	9,454	5,702
	25,958	20,047	71,561	55,952
Income before income taxes	2,989	7,747	8,581	23,532
Income tax benefit	(14,790)	(6,612)	(42,458)	(16,354)
Net income attributable to Company	17,779	14,359	51,039	39,886
Less preferred stock dividends	(95)	(95)	(285)	(285)
Less earnings allocated to participating securities	—	(275)	(299)	(764)
Income available to common shareholders	$17,684	$13,989	$50,455	$38,837
Earnings per common share – basic	$0.95	$0.75	$2.69	$2.10
Earnings per common share – diluted	$0.92	$0.73	$2.62	$2.04

FIRST NBC BANK HOLDING COMPANY
EARNINGS PER COMMON SHARE

	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
(In thousands, except per share data)	2015	2014	2015	2014
Basic: Income available to common shareholders	$17,684	$13,989	$50,455	$38,837
Weighted-average common shares outstanding	18,630	18,556	18,737	18,530
Basic earnings per share	$0.95	$0.75	$2.69	$2.10
Diluted: Income available to common shareholders	$17,684	$13,989	$50,455	$38,837
Weighted-average common shares outstanding	18,630	18,556	18,737	18,530
Effect of dilutive securities:
Stock options outstanding	420	381	407	382
Restricted stock awards outstanding	6	—	3	—
Warrants	115	117	119	118
Weighted-average common shares outstanding – assuming dilution	19,171	19,054	19,266	19,030
Diluted earnings per share	$0.92	$0.73	$2.62	$2.04

FIRST NBC BANK HOLDING COMPANY
SUMMARY FINANCIAL INFORMATION

	For the Three Months Ended September 30,			For the Three Months Ended June 30,
			% Change		% Change
(In thousands)	2015	2014		2015

EARNINGS DATA
Total interest income	$42,027	$38,668	8.7%	$38,508	9.1%
Total interest expense	13,228	10,908	21.3%	12,402	6.7%
Net interest income	28,799	27,760	3.7%	26,106	10.3%
Provision for loan losses	3,000	3,000	—%	5,600	(46.4)%
Total noninterest income	3,148	3,034	3.8%	3,557	(11.5)%
Total noninterest expense	25,958	20,047	29.5%	23,099	12.4%
Income before income taxes	2,989	7,747	(61.4)%	964	210.1%
Income tax (benefit) expense	(14,790)	(6,612)	123.7%	(16,228)	(8.9)%
Net income	17,779	14,359	23.8%	17,192	3.4%
Preferred stock dividends	(95)	(95)	—%	(95)	—%
Earnings allocated to participating securities	—	(275)	(100.0)%	(300)	(100.0)%
Net income available to common shareholders	$17,684	$13,989	26.4%	$16,797	5.3%

AVERAGE BALANCE SHEET DATA
Total assets	$4,261,539	$3,593,868	18.6%	$4,091,331	4.2%
Total interest-earning assets	3,755,911	3,266,066	15.0%	3,656,517	2.7%
Total loans	3,007,096	2,653,083	13.3%	2,946,483	2.1%
Total interest-bearing deposits	3,135,991	2,636,924	18.9%	2,962,497	5.9%
Total interest-bearing liabilities	3,347,588	2,808,661	19.2%	3,184,824	5.1%
Total deposits	3,532,476	2,968,093	19.0%	3,372,999	4.7%
Total shareholders' equity	477,600	414,754	15.2%	457,545	4.4%

SELECTED RATIOS(1)
Return on average common equity	16.04%	15.30%		16.59%
Return on average equity	14.77%	13.74%		15.07%
Return on average assets	1.66%	1.59%		1.69%
Net interest margin	3.04%	3.37%		2.86%
Efficiency ratio(2)	81.25%	65.10%		77.87%
Tier 1 leverage ratio	9.50%	11.31%		9.80%
Tier 1 risk-based capital ratio	10.44%	12.37%		10.79%
Total risk-based capital ratio	13.30%	13.62%		13.72%
Common equity Tier 1 capital ratio	10.44%	NA		10.79%

ASSET QUALITY RATIOS(1)
Nonperforming loans to total loans(3)(5)	1.25%	0.90%		1.25%
Nonperforming assets to total assets(4)	1.01%	0.82%		1.00%
Allowance for loan losses to total loans(5)	1.70%	1.49%		1.72%
Allowance for loan losses to nonperforming loans(3)	136.13%	165.47%		137.40%
Net charge-offs to average loans	0.03%	0.03%		0.02%

(1) With the exception of end-of-period ratios, all ratios are based on average monthly balances during the respective periods.
(2) Efficiency ratio is the ratio of noninterest expense to net interest income and noninterest income. See the Company's Non-GAAP efficiency ratio calculation which excludes the impact of the noninterest income and expense related to its tax credit investments.
(3) Nonperforming loans consist of nonaccrual loans and restructured loans.
(4) Nonperforming assets consist of nonperforming loans and real estate and other property that has been repossessed.
(5) Total loans are net of unearned discounts and deferred fees and costs.

FIRST NBC BANK HOLDING COMPANY
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
IMPACT OF INVESTMENT IN FEDERAL TAX CREDIT PROGRAMS

	For the Three Months Ended
	September 30,	June 30,	September 30,
(In thousands)	2015	2015	2014

Income before income taxes:
Income before income taxes (GAAP)	$2,989	$964	$7,747
Income adjustment before income taxes related to the impact of tax credit related activities (Non-GAAP)
Tax equivalent income associated with investment in federal tax credit programs(1)	24,340	25,397	14,057
Income before income taxes (Non-GAAP)	27,329	26,361	21,804
Income tax expense-adjusted (Non-GAAP)(2)	(9,550)	(9,169)	(7,445)

Net income (GAAP)	$17,779	$17,192	$14,359

Pro forma income related to investment in tax credit entities:
Income before income taxes (GAAP)	$2,989	$964	$7,747
Pro forma interest income adjustment
Pro forma interest income related to investment in tax credit entities(3)	2,184	2,051	1,544
Noninterest expense adjustment(4)
Impairment of investment in tax credit entities(5)	6,160	2,647	3,974
Other direct expenses(6)	727	639	557
Pro forma income before income taxes (Non-GAAP)	12,060	6,301	13,822
Income tax expense-adjusted (Non-GAAP)(2)	(4,215)	(2,191)	(4,720)

Pro forma net income (Non-GAAP)	$7,845	$4,110	$9,102

Adjusted Efficiency Ratio:
Noninterest expense (GAAP)	$25,958	$23,099	$20,047
Adjustments:
Impairment of investment in tax credit entities(5)	6,160	2,647	3,974
Other direct expenses(6)	727	639	557
Adjusted noninterest expense (Non-GAAP)	19,071	19,813	15,516
Net interest income (GAAP)	28,799	26,106	27,760
Noninterest income (GAAP)	3,148	3,557	3,034
Adjustments:
State tax credits earned	495	668	597
Community Development Entity fees earned	183	133	109
Adjusted noninterest income (Non-GAAP)	2,470	2,756	2,328
Adjusted total revenue (Non-GAAP)	$31,269	$28,862	$30,088
Adjusted efficiency ratio (Non-GAAP)	60.99%	68.65%	51.57%

(1) Tax equivalent income associated with investment in federal tax credit programs represents the gross amount of tax benefit from federal tax credits.
(2) Income tax expense is calculated on the adjusted non-GAAP effective tax rate for the Company at each quarter end period ended September 30, 2015, June 30, 2015, and September 30, 2014, respectively.
(3) Pro forma interest income adjustment related to investment in tax credit entities is calculated based on the average investment in tax credit entities utilizing the average yield on loans had the investment in tax credit entities been invested in loans.
(4) Noninterest expense adjustments related to the Company’s investment in federal tax credit programs are included as adjustments to income as if the Company had invested in loans instead of federal tax credit programs. These expenses are directly related to the Company’s investment in federal tax credit programs. Noninterest expense adjustments for direct expenses related to the Company’s investment in federal tax credit programs exclude general and administrative costs associated with the Company’s investment in federal tax credit programs.
(5) Impairment of investment in tax credit entities represents impairment recorded during the current period, as evaluated by the Company at the end of each reporting period.
(6) Other direct expenses represent fees and expenses incurred as a result of the Company’s investment in federal tax credit programs.